Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 118 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Mega Cap Stock Fund (formerly Fidelity Growth & Income II Portfolio) of our report dated August 14, 2007 on the financial statements and financial highlights included in the June 30, 2007 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 31, 2008